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                                                                 EXHIBIT 10.8(a)

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                   CONSTRUCTION LINE OF CREDIT LOAN AGREEMENT

                                 BY AND BETWEEN

                THE ADLER COMPANIES, INC., a Florida corporation

                                      AND

                           BANK UNITED OF TEXAS FSB,
                             a federal savings bank

                                     Dated

                                 March 13, 1996

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
                               TABLE OF CONTENTS

                                                                                                                      Page

1.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Approved Subdivision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3     Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.4     Construction Advance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.5     Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.6     Customary Complying Substance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.7     Developed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.8     Draw Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.9     Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.10    Final Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.11    Financed Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.12    Financing Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.13    Guarantor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.14    Hazardous Substance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.15    Improvements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.16    Inspector  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.17    Loan Requisition Affidavit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.18    Loan Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.19    Lot(s) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.20    Lot Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.21    Maturity Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.22    Model Unit(s)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.23    Mortgage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.24    Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.25    Sale Contract(s) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.26    Scattered Lots . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.27    Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.28    Sold Units(s)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.29    Spec Unit(s) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.30    Title Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.31    Unit(s)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.32    Unused Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

2.       THE LOAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.1     Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.2     Advances for Acquisition of Scattered Lots . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3     Advances for Construction of Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.4     Additional Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.5     The Loan Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.6     Payment of the Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.7     Loan Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

3.       CONSTRUCTION OF IMPROVEMENTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.1     Commencement and Completion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.2     Compliance with and Changes to the Final Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.3     Right to Lender to Inspect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

4.       CONDITIONS TO LENDER'S OBLIGATION TO FUND THE LOAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.1     Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.2     Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.3     Title Company's Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.4     Note and Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.5     Mortgage Security Agreement and other Loan Documents . . . . . . . . . . . . . . . . . . . . . . . . . 8





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
         4.6     Affidavits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.7     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 4.7.1  Public Liability and Worker's Compensation Insurance  . . . . . . . . . . . . . . . . . . . .   8
                 4.7.2  Builder's Risk and Hazard Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 4.7.3  Flood Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 4.7.4  Other Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.8     Soil Test and Hazardous Waste  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.9     Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.10    Public Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.11    Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.12    Opinion of Borrower's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.13    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.14    Sales Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.15    Design Review and Cost Certification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.16    Soil Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.17    Notice of Commencement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.18    Contracts and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.19    Contracts and Subcontractors Statements: and Release of Lien . . . . . . . . . . . . . . . . . . . .  12
         4.20    Receipts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.21    Foundation and Form Surveys  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.22    Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.23    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.24    No Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

5.       REQUESTS FOR ADVANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

6.       RIGHT TO WITHHOLD FUNDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

7.       PAYMENT OF ADVANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

8.       FINAL ADVANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

9.       EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

10.      WARRANTIES AND REPRESENTATIONS OF BORROWER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         10.1    Organization Status    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         10.2    Construction and Compliance with Laws    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         10.3    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         10.4    Authority to Enter into Loan Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         10.5    Validity of Loan Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         10.6    Priority of Lien on Personalty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         10.7    Conflicting Transactions of Borrower   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         10.8    Pending Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         10.9    Availability of Utilities    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         10.10   Condition of Premises    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         10.11   Availability of Roads    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         10.12   Environmental    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         10.13   No Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

11.      ADDITIONAL COVENANTS OF BORROWER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         11.1    Construction Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         11.2    No Transfer, Subordinate Mortgage Financing or other Encumbrance of
                 Financed Property    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         11.3    Compliance with Restrictions and Laws    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         11.4    Brokerage Commissions    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         11.5    Title to Personalty    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         11.6    Correction of Defects and Satisfaction of Conditions   . . . . . . . . . . . . . . . . . . . . . . .  19
         11.7    Financial Statements and Reporting Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         11.8    Borrower to Maintain Bookkeeping System    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20





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
         11.9    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.10   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.11   Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.12   Further Assurances and Preservation of Security   . . . . . . . . . . . . . . . . . . . . . . . . .  21
         11.13   Utilization of Loan Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         11.14   No Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         11.15   Sales Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         11.16   Environmental   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         11.17   Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         11.18   Survival of Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.19   Financial Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.20   Actual Construction Budget  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.21   Advertising   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.22   Third-Party Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.23   Change of Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

12.      DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         12.1    Failure to Satisfy Conditions to an Advance   . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.2    Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.3    Improper Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         12.4    Breach of Covenants, Warranties and Representations   . . . . . . . . . . . . . . . . . . . . . . .  24
         12.5    Material Adverse Change of Borrower   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

13.      REMEDIES OF LENDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

14.      RELEASES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

15.      GENERAL TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         15.1    Rights of Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         15.2    Borrower is not Lender's Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.3    Lender Not Liable for Damage or Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.4    Lender Not Obligated to Insure Proper Disbursement of Funds to Third Parties  . . . . . . . . . . .  26
         15.5    Indemnification from Third Party Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.6    Rights of Subcontractors, Laborers and Materialmen  . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.7    Evidence of Satisfaction of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.8    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.9    Invalid Provisions to Affect No Others  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         15.10   Application of Interest to Reduce Principal Sums  . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.11   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.12   Number and Gender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.13   Extraneous Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.14   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.15   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         15.16   Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         15.17   Time is of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         15.18   Attorney's Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

16.      ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

17.      WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
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                   CONSTRUCTION LINE OF CREDIT LOAN AGREEMENT

         THIS CONSTRUCTION LINE OF CREDIT LOAN AGREEMENT (the "Agreement") is made and entered into as of the 13th day of March, 1996, by and between THE
ADLER COMPANIES, INC., a Florida corporation with an address at 2601 South
Bayshore Drive, Coconut Grove, Florida 33133 ("Borrower"); and BANK UNITED OF
TEXAS FSB, a federal savings bank, with an address at 3200 Southwest Freeway, Suite 2000, Houston, Texas 77027 ("Lender").

                                    RECITALS

         WHEREAS, Borrower has applied to Lender for a revolving line of credit loan (the "Loan") in an amount not to exceed the principal sum of Ten Million
Dollars ($10,000,000.00) outstanding at any time, the proceeds of which shall be used (i) to finance the construction of Model Units, Sold Units and Unsold
Units in Parcel "B" of the Windsor Palms Subdivision, as more particularly described on Exhibit "A" attached hereto and made a part hereof and (ii) to acquire and construct Model Units, Sold Units and Unsold Units on Scattered
Lots as may be approved by the Lender hereunder from time to time, all in accordance with certain plans and specifications prepared or to be prepared by or on behalf of Borrower and acceptable to Lender in all respects;

         WHEREAS, Borrower and Lender have negotiated, and desire to enter into, this Agreement to set forth the terms and conditions of the disbursement of the Loan;

         NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements set forth below, Borrower and Lender agree as follows:

         1. DEFINITIONS. As used in this Agreement the terms listed below shall have the following meanings unless otherwise required by the context:

                  1.1 Advance. An advance of loan proceeds by the Lender in accordance with this Agreement.

                  1.2 Approved Subdivision. Residential subdivision developments which Lender may approve in writing from time to time in its sole and absolute discretion, including, without limitation, Parcel "B" of the Windsor Palm Subdivision.

                  1.3     Business Day.  Each day, other than a Saturday,
Sunday, national holiday or other day when Lender's offices or branch banking facilities are not open for business to the general public.

                  1.4 Construction Advance. A disbursement by Lender of a portion of the proceeds of the Loan for Costs incurred in connection with the construction of a Unit.

                  1.5 Costs. The actual cost of all labor, materials, services, including, without limitation, architectural and engineering services, and other work to be performed and costs to be incurred in connection with the construction and completion of the Improvements financed hereunder from time to time, in accordance with the Final Plans and the terms and conditions of this Agreement.





                                     - 1 -

                  1.6 Customary Complying Substance. Any customary Hazardous Substance which is necessary to the business operations of Borrower at the Financed Property and which is manufactured, produced, distributed, used, treated, transported, stored, released, disposed of or otherwise handled in compliance with all applicable Environmental Laws.

                  1.7 Developed. Improved with all necessary roadway, drainage, utility and other infrastructure, and ready to be improved with a Unit.

                  1.8 Draw Schedule. The draw schedule attached hereto as Exhibit "B".

                  1.9 Environmental Laws. All existing and future federal, state and local laws, statutes, ordinances, rules, and regulations pertaining to health, industrial hygiene, pollution or the environment, including, without limitation: (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.;
(iv) the Pollution Spill Prevention and Control Act (Chapter 376 of the Florida Statutes), (v) the Florida Air and Water Pollution Control Act, the Florida Resource Recovery and Management Act and other Acts included within Chapter 403 of the Florida Statutes, and (vi) all other laws relating to Pollution or the protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                  1.10 Final Plans. The plans and specifications for the construction of the Improvements, in each case as prepared by or on behalf of Borrower and reviewed and approved in writing by Lender, together with all amendments and modifications thereto as approved by Lender.

                  1.11 Financed Property. The land and all of the Improvements thereon which are to any extent and at any time financed under this Agreement.

                  1.12 Financing Statements. One or more financing statements from the Borrower to Lender to perfect Lender's security interest in the personal property described in the Mortgage and Security Agreement.

                  1.13    Guarantor.  NHC Holdings Corp., a Nevada corporation.

                  1.14    Hazardous Substance.   Asbestos, polychlorinated
biphenyls, and petroleum products, and any other substance(s), material(s) and waste(s) now or hereafter regulated under any Environmental Laws, including, without limitation, any "hazardous substance(s)", "hazardous material(s)", "toxic substance(s), "solid waste(s)", "waste(s)", "hazardous waste(s)", "pollutant(s)", or "pollution", as defined in any Environmental Laws; and those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (40 CFR Part 302 and amendments thereto) as hazardous substances.





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
                  1.15 Improvements. All work accomplished in accordance with the Final Plans, which shall consist of all work necessary to construct the residential dwelling Units and other related improvements to a Lot.

                  1.16    Inspector.   Any inspecting engineer, architect or
other consultant appointed or employed by Lender from time to time, the costs of which shall be paid by the Borrower.

                  1.17    Loan Requisition Affidavit.   An affidavit
substantially in the form of Exhibit "C", attached hereto, sworn to and duly executed by an authorized officer of Borrower.

                  1.18 Loan Documents. This Agreement, the Note, the Guaranty, the Mortgage, the Security Agreement, the Financing Statements, and each of the other documents or instruments now or hereafter evidencing or securing the payment or performance of any of the Loan obligations of Borrower. All Loan Documents shall be satisfactory to Lender in form and in substance.

                  1.19 Lot(s). A Lot, as shown on a recorded Plat of a Developed subdivision, on which a Unit shall be constructed. To constitute a Lot, the platted subdivision containing the Lot must be fully Developed and a building permit for the construction of a Unit on the Lot must be capable of being immediately obtained. Lots do not include raw or partially developed land.

                  1.20 Lot Advance. A disbursement by Lender of a portion of the proceeds of the Loan for acquisition of Scattered Lots in Approved Subdivisions.

                  1.21    Maturity Date.  April 1, 1997.

                  1.22 Model Unit(s). A Unit used to display or demonstrate Units to potential buyers of Lots and Improvements.

                  1.23 Mortgage. One or more Mortgage and Security Agreements from Borrower to Lender, securing the Loan and granting to Lender a valid first mortgage lien on, inter alia, the Financed Property.

                  1.24    Note.   That certain promissory note of even date
herewith made by the Borrower payable to the order of the Lender in the principal amount of Ten Million Dollars ($10,000,000.00), evidencing the Loan.

                  1.25 Sale Contract(s). A binding arm-length written contract for sale and purchase between Borrower as seller and a bona fide buyer, free from defaults, pursuant to which the Borrower shall sell a Unit or Units to such buyer and such buyer shall be obligated to purchase such Unit or Units from the Borrower.

                  1.26 Scattered Lots. A Developed Lot in an Approved Subdivision other than Parcel "B" of the Windsor Palms Subdivision.

                  1.27    Security Agreement.   One or more Security Agreements
from the Borrower to Lender securing the Loan and granting to Lender a valid and perfected first priority security interest in all fixtures and personal property now or hereafter located on, arising out of, or used in connection with the Financed Property.

                  1.28 Sold Units(s): A Unit to be constructed on a Lot and sold in accordance with a Sale Contract. To qualify as a Sold Unit, (i) the Sale Contract must be in full force and effect, free from default and all contingencies to the buyer's obligations to purchase the Unit, and (ii) either
(1) an earnest money deposit in at least ten percent (10%) of the gross selling price of the Unit shall have been paid and not be refundable if the buyer defaults or (2) the buyer shall have been pre-qualified and approved for a mortgage loan to finance the purchase by an institutional lender reasonably acceptable to Lender for an amount not less than the gross selling price, less any deposit paid or to be paid.

                  1.29 Spec Unit(s): Units, other than Model Units, which do not qualify as Sold Units.

                  1.30 Title Company: Sobering, Gray & White, P.A., as agent for Commonwealth Land Title Insurance Company or a title insurance company accepted by Lender in writing. The Lender reserves the right to require Borrower to change the Title Company at any time.

                  1.31    Unit(s): Sold Units, Model Units and Spec Units.

                  1.32 Unused Commitment: The difference between Ten Million Dollars ($10,000,000.00), and the aggregate amount of all Advances previously approved or in process hereunder (whether actually disbursed or reserved for future disbursement for construction of a Unit, subject to the limitations set forth in Section 2.2 hereof which establish the maximum amount of the aggregate Advances for construction of Units), net of principal repayments hereunder which are available for redisbursement in accordance with the terms of this Agreement.

         2.       THE LOAN.

                  2.1 Loan. Subject to the terms and conditions contained in this Agreement, the Lender agrees to fund and Borrower may borrow, pay, reborrow or repay Advances from time to time from the date hereof until the Maturity Date; provided, however, at no time shall the principal balance of all the Advances outstanding hereunder at any time exceed the sum of Ten Million Dollars ($10,000,000.00).

                  2.2 Advances for Acquisition of Scattered Lots. Subject to the terms and conditions contained herein, the Lender shall fund Advances hereunder for the acquisition of Scattered Lots in Approved Subdivisions which are specifically approved by the Lender for funding hereunder on a Lot by Lot basis, provided the amount of such Lot Advances shall not exceed seventy five percent (75%) of the appraised value of such Scattered Lot (determined by an appraiser acceptable to Lender).

                  2.3 Advances for Construction of Units. Subject to the terms and conditions contained herein, the Lender shall fund Advances under the Loan to finance the construction of Units in Parcel "B" of the Windsor Palms Subdivision or on Scattered Lots in Approved Subdivisions, provided the amount of such Advances shall not exceed the lesser of (i) eighty percent (80%) of the appraised value of the Unit (determined by an appraiser acceptable to the Lender), less the amount of any Lot Advance outstanding hereunder (or the amount outstanding with respect to any Lot under that certain Lot Acquisition and Development Loan Agreement of even date herewith between the Borrower and the Lender) (ii) one hundred percent (100%) of the Cost to construct the Unit (determined by the Lender).

                  2.4 Additional Limitations. In addition to the limitations set forth above, the Lender's obligation to fund Advances hereunder shall be subject to the following additional limitations:

                          2.4.1   At no time shall any Advance hereunder exceed
the Unused Commitment nor shall the unpaid principal balance of all the Advances outstanding hereunder exceed Ten Million Dollars ($10,000,000.00) at any time; provided, however, so long as the outstanding principal balance under that certain Lot Acquisition Loan Agreement of even date herewith between the Borrower and the Lender shall exceed the sum of Three Million Five Hundred Thousand Dollars ($3,500,000.00), the principal balance of all Advances hereunder shall not exceed Nine Million Seven Hundred Eighty Seven Thousand Five Hundred Dollars ($9,787,500.00).

                          2.4.2   Advances shall not be funded (i) to finance
more than four (4) Model Units at any time, (ii) to finance more than ten (10) Spec Units at any time or (iii) to finance more than ten (10) Scattered Lots at any time in any one subdivision.

                          2.4.3   No Advance shall be funded hereunder to
finance or refinance the acquisition of any undeveloped or partially developed land.

                  2.5 The Loan Documents. The Loan shall be evidenced by the Note, and shall be secured by the Mortgage and other Loan Documents. The Borrower shall take the Loan and comply with and perform all of the terms and conditions of this Agreement, the Commitment, and other Loan Documents.

                  2.6     Payment of the Note.

                          2.6.1   Payments of accrued interest only as provided
in the Note on the unpaid principal amount outstanding under the Note from time to time shall be due and payable to Lender on the first (1st) day of each month, commencing on the first (1st) day of the first (1st) month following the date of this Agreement and continuing until the first (1st) day of the month immediately preceding the Maturity Date.

                          2.6.2   In the event the Lender shall reasonably
determine that the outstanding principal balance of the Loan at any time exceeds the value of the Financed Property (on a discounted bulk value basis) securing the Loan, the Lender shall have the right to require a mandatory principal reduction payment under the Loan in such amount as will reduce the outstanding principal balance of the Loan to an amount which does not exceed the value of the Financed Property (on a discounted bulk value basis).

                          2.6.3   The entire unpaid principal amount of each
Construction Advance funded hereunder for the construction of a Unit shall be due and payable in full on the earlier of (i) the Maturity Date, unless extended by Lender or (ii) (a) twenty-four (24) months from the construction start date with respect to any Model Unit, (b) twelve (12) months from the construction start date with respect to any Spec Unit and (c) twelve (12) months from the constriction start date with respect to any Sold Unit, unless extended by Lender; provided, however, the Lender may, in its sole and complete discretion, and with no obligation to do so, grant extensions with respect to any individual Construction Advance hereunder for up to ninety (90) days upon payment of an extension fee by Borrower in the amount of one eighth of one percent (.125 %) of the principal amount of such Construction Advance. For purposes hereof, the construction start date shall be deemed to be the date on which a notice of commencement is timely filed with respect to a Unit.

                          2.6.4   At the time of closing upon the sale of any
Unit or a Lot by the Borrower, a release price shall be due and payable hereunder in an amount equal to the release price set forth in Section 14.1 hereof.

                          2.6.5   Unless sooner paid, the entire unpaid
principal amount of the Loan, together with all accrued but unpaid interest and any other sum due under any of the Loan Documents, shall be due and payable in full on or before the Maturity Date.

                          2.6.6   Borrower may at any time prepay the Loan in
whole or in part without penalty or premium.

                  2.7 Loan Fee. As consideration for committing to make the Loan in accordance with this Agreement, Borrower shall pay Lender a fee equal to one half percent (1/2%) of the committed amount of each Advance, which shall be paid and shall be deemed fully earned and nonrefundable upon approval of each Advance.

         3.       CONSTRUCTION OF IMPROVEMENTS.

                  3.1 Commencement and Completion. A complete set of the Final Plans for the Improvements to be constructed for each Unit model type shall be delivered to Lender for approval. The construction of all Improvements must be prosecuted with diligence and dispatch so that such Improvements are fully completed in accordance with the Final Plans and are ready for occupancy within six (6) months following the date construction commences (on a Unit by Unit basis); provided, however, so long as no Event of Default has occurred or exists, this six (6) month completion period shall be extended for the period of any delay caused by acts of God, unusual labor or material shortages, or other unforeseen events not reasonably within the Borrower's control. Upon such completion, the Improvements shall be free and clear of all liens or claims for materials, labor, services, or other item furnished in the construction of the Improvements, and in full compliance with all building, zoning and other applicable local, state and federal ordinances and regulations. Completion for such purposes shall be evidenced by issuance of a certificate of occupancy (with respect to a Unit) issued by the governmental authorities having jurisdiction.

                  3.2 Compliance with and Changes to the Final Plans. All changes in the Final Plans which involve more than $10,000.00 on an individual basis or $50,000.00 in the aggregate must be submitted to Lender in writing and shall be conditioned upon the written consent of Lender, which consent shall not be unreasonably withheld and may be subject to such conditions and qualifications as Lender in its reasonable discretion may prescribe, it being understood that Lender at all times shall have the right to require compliance with the original Final Plans, except to the extent modified with Lender's written approval.

                  3.3 Right to Lender to Inspect. Lender, Inspector, and any other agent or representative of Lender shall have the right to enter the Financed Property from time to time during normal business hours before and after completion of the Improvements for any purpose, including inspection of construction and the condition of the Improvements. Inspector shall provide Lender with written reports from time to time for the Improvements and whether they are in accordance with the Final Plans and this Agreement. The Borrower shall bear all reasonable expense associated with each such inspection and report by the Inspector, and shall pay each invoice within thirty (30) days of receipt or, at Lender's option, funds to pay such invoice may be withheld by the Lender from the next or subsequent disbursements hereunder. Borrower shall cause any contractor and all subcontractors to cooperate with Lender, Inspector, and such agents and representatives in the exercise of their rights and performance of their duties hereunder. This provision shall not impose on Lender any obligation to inspect, or to correct any defects discovered, or to notify any person with respect thereto, or for the quantity or quality of workmanship or materials incorporated into the Improvements nor shall any such inspection or lack thereof otherwise result in any liability of Lender to Borrower or any other person.

         4. CONDITIONS TO LENDER'S OBLIGATION TO FUND THE LOAN. In addition to applicable conditions set forth elsewhere in this Agreement, each of the conditions listed below shall be complied with in form and substance satisfactory to Lender at least four (4) Business Days prior to the funding of the Loan, and shall remain in effect when any Advance is made with respect to any financial Property:

                  4.1 Title Insurance. Borrower shall have delivered to Lender an original policy or policies of title insurance (or commitment for such title insurance policy, marked to delete all requirements and "standard exceptions") issued by the Title Company, in an amount equal to the face principal amount of the Note plus the principal amount of all other promissory notes from time to time evidencing the Loan, which title insurance policy or policies (i) shall insure Lender against loss or damage on account of construction liens upon the Financed Property, (ii) shall insure that the Mortgage is a valid first lien on the Financed Property, including, but not limited to, at the time of the Loan or Advance, (iii) shall insure that title to the Financed Property is good and marketable and free and clear of all liens, encumbrances, easements, exceptions, reservations and restrictions except for those approved by Lender, in its sole and absolute discretion, without exception for ingress and egress, and (iv) shall provide such other coverages and include such endorsements as Lender may reasonably request, including, without limitation, Florida Form 9 coverage and Revolving Credit endorsements. Once issued, Lender shall receive monthly, if it so requests, construction loan endorsement(s) to the policy of title insurance, updating the policy to the date of the most current Advance and, if necessary, increasing the insurance coverage to an amount equal to the sum of the unpaid principal amount of the Loan plus the current Advance without additional exceptions or objections, except those specifically approved in writing by Lender, in its sole and absolute discretion.

                  4.2 Survey. At or prior to the first construction draw with respect to each Lot, Borrower shall have delivered to Lender a current survey of such Lot certified as true and correct to the Lender, Title Company and Lender's counsel to their satisfaction and which has been prepared by a surveyor acceptable to Lender showing the following:

                          A.      the location of the perimeter of such
                  property;

                          B. the location of and the identification by reference to recording data of all easements, rights of way, conditions and restrictions on or appurtenant to the Lot

                          C. the lines of the streets abutting the property and the width thereof;

                          D. all encroachments upon the property and the extent thereof in feet and inches;

                          E. the Improvements, to the extent constructed, and the relation of the Improvements by distances to the perimeter of the property, the building setback lines and the streetlines;

                          F. if any portion of the property is described as being on a filed map, a legend relating the plat of survey to such map;

                          G. a certificate reflecting whether or not all, or any portion, of the property lies within the boundary of any applicable flood zone; and

                          H. any other requirements reasonably requested by Lender.

                  4.3 Title Company's Agreement. A standard form indemnification agreement (closing protection letter) by the Title Company shall have been executed and delivered to Lender.

                  4.4 Note and Guaranty. The Note shall have been duly authorized, executed and delivered to Lender by Borrower, and a Guaranty of the Note, in form and substance acceptable to the Lender shall have been duly executed and delivered to the Lender by the Guarantor.

                  4.5 Mortgage Security Agreement and other Loan Documents. The Mortgage shall have been duly authorized, executed, acknowledged, delivered to Lender, and recorded. The Security Agreement, Financing Statements, and other Loan Documents shall have been duly authorized, executed, and acknowledged by Borrower, and delivered to Lender. Ail Financed Property shall be encumbered by a valid first priority lien under the Mortgage, and all fixtures and personal property now or hereafter located on, arising out of, or used in connection with the Financed Property shall be encumbered by a valid and perfected first priority security interest under the Security Agreement; and the encumbrance of the Mortgage and the Security Agreement may be spread to additional Financed Property from time to time, to satisfy this condition, by execution, delivery and recording of a Mortgage Spreading Agreement substantially in the form of Exhibit "D", attached hereto, together with UCC-3 Statements of Change, and if Borrower executes and delivers current Affidavits (described in Section 4.6 below) and such other Loan Documents as Lender may reasonably require. The Loan shall be funded as provided in this Agreement only to finance Financed Property encumbered by the Mortgage, fixtures and personal property, provided said fixtures and personal property are encumbered by the Security Agreement as aforesaid, and if all other Loan Documents remain in full force and effect.

                  4.6 Affidavits. Title and loan to one borrower affidavits of the Borrower shall have been executed and delivered to Lender in substantially the forms attached hereto as Exhibit "E" and Exhibit "F", respectively (collectively, "Affidavits").

                  4.7     Insurance.

                          4.7.1   Public Liability and Worker's Compensation
Insurance. Borrower at its expense shall have delivered evidence satisfactory to Lender of the existence of public liability and worker's compensation insurance in amounts and issued by companies approved by Lender. All liability policies shall name Lender as an additional insured as its interest may appear.

                          4.7.2   Builder's Risk and Hazard Insurance.
Borrower at its expense shall have delivered to Lender an original certificate of insurance and, if requested, a copy of the Borrower's policy of builder's risk and hazard insurance, in completed value form with extended coverage in the amount of the full insurable value of the Improvements as completed, issued by a company satisfactory to Lender, duly endorsed to show the interest of Lender under a standard noncontributing mortgagee clause addressed to Lender at its address set forth above. The policy shall also provide that all insurance proceeds will be paid directly to Lender.

                          4.7.3   Flood Insurance.  If the Financed Property is
at any time within a hazardous flood area as designated by the Department of Housing and Urban Development, Borrower at its expense shall have delivered to Lender satisfactory evidence that the Financed Property is covered by flood insurance supplied by the Federal Insurance Administration to the maximum amount available, all as provided in the Flood Disaster Protection Act of 1973, as amended, together with appropriate endorsements thereto providing for Lender's interests in the same manner as the builder's risk insurance.

                          4.7.4   Other Insurance.  Borrower at its expense
shall also have furnished to Lender from time to time such other insurances as may be required by the Loan Documents or as Lender may from time to time reasonably request. Borrower shall furnish Lender with original certificates of insurance and, if requested, copies of all policies for all insurance required under this Agreement and each such policy shall be written by an insurer satisfactory to Lender that is licensed to issue insurance in Florida and that possesses a general policy holder's rating of "A" or better and financial rating of Class VII or better according to Best's Key Rating Guide as the same may change from time to time. Each such policy must be furnished to Lender with proof of payment of the full premium due therefor and shall provide that it shall not be cancelled or materially modified without thirty (30) days prior written notice to Lender. Borrower agrees that Lender shall have the right to take any action necessary to continue any such insurance in full force and effect including, but not limited to, paying premiums. Any funds advanced to continue any of said policies in full force and effect shall be considered as Advances hereunder and shall bear interest from the date of disbursement at the same rate as other Advances and payment of said funds and interest shall be secured by the Mortgage and other Loan Documents.

                  4.8 Soil Test and Hazardous Waste. If and when required by Lender from time to time, satisfactory environmental audits and soil test reports shall have been submitted to Lender for its review from an environmental engineer satisfactory to Lender certifying that, except for Customary Complying Substances, no Hazardous Substances exists on or about the Financed Property (including in any surface or ground water), that the Financed Property is in compliance with all Environmental Laws, and that there are no actual or potential environmental concerns in respect of the Financed Property, the costs of which shall have been paid by Borrower.

                  4.9 Appraisal. A current appraisal of the Financed Property complying with all applicable regulatory requirements shall have been delivered to and approved by Lender, the costs of which shall have been paid by Borrower. In addition, Lender reserves the right to require updated appraisal reports with respect to the Financed Property if and when requested by the Lender in its complete discretion, to be provided at Borrower's expense.

                  4.10 Public Requirements. If requested by the Lender, the Borrower shall deliver to the Lender with respect to each Approved Subdivision, each of the following as may be required by Lender:

                          A.      letters from local utility companies stating
that electricity, telephone, sewer and water will be available to each Lot on a permanent and adequate basis upon the completion of the Improvements;

                          B.      a certified copy of the zoning map and
ordinance (including all conditions to any specially approved use, such as a special exception or conditional use) applicable to the Subdivision and a current letter from the appropriate zoning official confirming the zoning classification for the Subdivision;

                          C.      evidence satisfactory to the Lender that all
roads, drainage and other infrastructure necessary for the development of the Subdivision have been completed to the boundary of the Subdivision and that the necessary easements and rights of way therefor have been acquired or dedicated to public use and duly accepted;

                          D.      copies of subdivision plats, restrictive
covenants, plans of developments, and all other documents required by the local zoning and subdivision ordinances together with evidence satisfactory to Lender that the Final Plans conform to all federal, state, and local laws, ordinances, rules and regulations, including, but not limited to, all Environmental Laws and all laws of the State of Florida regulating building and land use; and

                          E.      copies of permits from the water management
district for the construction and generation of facilities for the collection and discharge of storm and surface water, certificates of concurrency determination, reservation, or exemption, and all other licenses, authorizations, permits and approvals, if any, required as a prerequisite to the lawful and immediate construction of the Improvements in accordance with the Final Plans.

                  4.11 Corporate Documents. Borrower shall have delivered to Lender the following documents:

                          A.      a certificate by the appropriate official of
the state of the Borrower's and Guarantor's incorporation to the effect that the Borrower and the Guarantor are both corporations whose status is active and, if other than Florida, accompanied by a certificate of the Florida Department of State showing that the Borrower is authorized to transact business in the State of Florida;

                          B.      articles of incorporation of the Borrower and
the Guarantor, with all amendments thereto, certified by the appropriate official of their respective states of incorporation, and bylaws of the Borrower and Guarantor certified by the Secretary of the Borrower and the Guarantor respectively;

                          C.      an incumbency certificate specifying by name
and title the officers and directors of the Borrower and the Guarantor, certified by the secretary of the Borrower and the Guarantor respectively; and

                          D.      certified resolutions of the Board of
Directors of the Borrower authorizing the execution and delivery of this Agreement, the Mortgage, Note and all other documents necessary or desirable for the consummation of the transactions contemplated by this Agreement and certified resolutions of the Board of Directors of the Guarantor authorizing the execution and delivery of the Guaranty to and in favor of the Lender .

                  4.12 Opinion of Borrower's Counsel. Borrower shall have delivered to Lender an opinion or opinions of counsel to Borrower and the Guarantor addressed to Lender, such counsel to be reasonably satisfactory to Lender, to the effect that:

                          A.      this Agreement and all other Loan Documents,
including, without limitation, the Guaranty, have been duly authorized, executed and delivered and are valid, binding and enforceable in accordance with their terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the right of creditors generally;

                          B.      that Borrower is duly incorporated and
organized, with an active status under the laws of the state of its incorporation, is authorized to transact business in Florida, and has all the necessary power and authority to undertake its obligations under the Loan Documents;

                          C.      that Guarantor is duly incorporated and
organized, with an active status under the laws of the state of its incorporation and has all the necessary power and authority to undertake its obligations under the Loan Documents;

                          D.      that, to its knowledge after inquiry of
appropriate officers of the Borrower, Borrower and its properties are in compliance with all laws, regulations, ordinances and orders of all governmental authorities;

                          E.      that there is no charter or by-law of
Borrower and no provision of any existing mortgage, indenture, contract or agreement known to such counsel binding on Borrower or affecting its property which would conflict with or in any way prevent the execution, delivery and carrying out of the terms of this Agreement;

                          F.      that, to its knowledge after inquiry of the
executive officers of the Borrower, there are no proceedings pending or threatened before any court or administrative agency which will materially and adversely affect the Borrower;

                          G.      that the Note and the interest provided for
therein do not violate any usury or other laws of the State of Florida;

                          H.      such other matters as Lender may reasonably
require.

                  4.13 Expenses. Borrower shall have paid all those fees and charges due and payable or ordered paid by Lender as provided herein under Paragraph 9 of this Agreement entitled Expenses.

                  4.14    Sales Contracts.

                          A.      Borrower shall have delivered to Lender
copies of its sample Sales Contract form and copies of an executed Sales Contracts; and

                          B.      each Sales Contract shall be in full force
and effect (unless terminated by Borrower because of a default by the buyer, or because of the failure of a condition to the buyer's performance), and no event or omission shall have occurred to give any buyer a right to cancel or terminate such a Sales Contract, due to a default by Borrower thereunder.

                  4.15 Design Review and Cost Certification. Borrower shall have submitted to Lender for each Unit model type to be financed hereunder (on a model by model basis) and Lender shall have approved: (i) the Final Plans and
(ii) a complete list of the type and amount of all Costs (including, without limitation, Unit option costs) for the type of Improvements to be constructed. The Inspector shall also have furnished Lender with the report described in Section 3.3 above, current to the satisfaction of Lender, and shall have certified to the satisfaction of Lender in a project evaluation report acceptable to Lender as to the progress, workmanship and value of the Improvements then in place at the Financed Property and Such Other matters as may be required by the Lender from time to time.

                  4.16    Soil Reports.    For each Approved Subdivision, if
requested by the Lender, the Lender shall have received and approved written report(s) from an engineer acceptable to the Lender which set(s) forth the results of subsurface soil tests (including, but not limited to, composition and compaction results), and recommendations, if any, and a density/compaction certification acceptable to Lender. The Lender shall also have received and approved such additional report(s) as shall be appropriate, including additional reports made after implementation of the recommendations, to show that the recommendations have been satisfied.

                  4.17 Notice of Commencement. The Notice of Commencement required by Section 713.13, Florida Statutes, shall have been properly executed, recorded and posted at the job site subsequent to the date and time of recording of the Mortgage, and prior to (but not more than ninety (90) days prior to) the commencement of construction of each Unit on the Financed Property and a copy thereof shall have been furnished to Lender. The Notice of Commencement shall designate the Lender as an additional person to receive notices to owner and shall show Lender as the lender financing the Improvements. No Advance shall be made if a Notice of Commencement, as required by Section 713 13, Florida Statutes. is recorded on any Financed Property prior to the Mortgage.

                  4.18 Contracts and Permits. The representations and warranties of Borrower as set forth in this Agreement and other Loan Documents shall be true and correct.

                  4.19 Contracts and Subcontractors Statements: and Release of Lien. No Event of Default (hereafter defined), or circumstance or event which upon the lapse of time, the giving of notice, or both, could become an Event of Default, shall have occurred.

                          A.      stating the amount of its contract and the
amount paid to date; and

                          B.      acknowledging full payment and the release
and waiver of any lien as provided in Chapter 713 of the Florida Statutes (less retainage, if applicable) for all work done and/or materials supplied.

                  4.20 Contracts and Subcontractors Statements: and Release of Lien. Borrower shall at any time and from time to time, upon request of Lender, have exhibited to Lender receipts, vouchers, statements, bills Of sale or other evidence satisfactory to Lender of actual payment of Costs.

                  4.21 Foundation and Form Surveys. Upon completion of the foundation for any Unit, Borrower shall have finished Lender with at least two
(2) original prints of a survey of the Lot on which such foundation is located showing the Improvements to be within Lot lines and building setback lines, and otherwise complying with the survey requirements set forth in Section 4.2 above. In addition, Borrower shall have delivered to Lender a copy of any form survey required by and delivered to any governmental authority.

                  4.22 Other Documents. Borrower shall deliver to Lender such other documents and information as Lender may reasonably require.

                  4.23 Representations and Warranties. The representations and warranties of Borrower as set forth in this Agreement and other Loan Documents shall be true and correct.

                  4.24 No Event of Default. No Event of Default (hereafter defined), or circumstance or event which upon the lapse of time, the giving of notice, or both, could become an Event of Default, shall have occurred.

         5. REQUESTS FOR ADVANCES. At least five (5) business days prior to the date on which the Borrower requests char the proceeds of a Construction Advance be made available, the Borrower shall deliver to the Lender a written loan requisition request in the form of Exhibit "C" attached hereto and made a part hereof (or in such other form as Lender may request from time to time), which written request shall set forth (a) the amount sought. (b) shall constitute a covenant and affirmation of Borrower that (i) the warranties and representations in this Agreement are correct and true, (ii) that no Event of Default has occurred and (iii) that all the covenants, terms, and conditions of this Agreement are being complied with as of the date of the Advance. Construction Advances for construction of Units shall not be funded more frequently than twice per month for all Units under construction. Each request Cor an Advance shall be accompanied by a certificate of completion, on standard AIA forms or such other forms as may be required by Lender, together with such other evidence supporting such request for an Advance as Lender may from Lime to time require, all of which shall show:

                  5.1 the percentage of completion of the Improvements and the value of the Improvements completed at that time;

                  5.2 that all outstanding claims for labor, materials, and fixtures have been paid, and liens therefor have been waived (which if requested by Lender shall be in the form of partial releases of lien executed by any and all lienors pursuant to Chapter 713 of the Florida Statutes), except for any unpaid claims not past due which will be paid by the Borrower in the ordinary course of its business or which have been approved by Lender in writing and are being contested in good faith by Borrower by appropriate legal proceedings;

                  5.3 that there are no liens or encumbrances outstanding against the Financed Property except for liens and security interests in favor of Lender granted by the Loan Documents, other than liens for property taxes not yet payable and other liens approved in writing by Lender;

                  5.4 that Borrower has complied with all of Borrower's obligations under the Loan Documents as of the date of the request for an Advance;

                  5.5 that all work prior to the date of the request for an Advance has been done in a workmanlike manner by Borrower, and any contractor and all subcontractors, in accordance with the Final Plans; and

                  5.6 that the amount of available undisbursed Loan proceeds are sufficient to pay the cost of completing the Improvements in accordance with the Final Plans.

                  The request for an Advance shall contain claims for labor and materials to the date of the last inspection and nor for labor and materials rendered thereafter. No request for an Advance shall include a request for payment for materials stored on or off sire. All materials must be incorporated into the Improvements in order to qualify for payment. Each request for an Advance shall be accompanied by such other evidence as may from time to time be reasonably requested by Lender, including but not limited to, applications, certificates and affidavits of Borrower, Inspector, and any Title Company showing, as applicable, the percentage of completion of the Improvements and the value of that portion of the Improvements completed at the time and further, that the warranties and representations are true and correct and that the covenants, terms and conditions in this Agreement are being complied with.

         6. RIGHT TO WITHHOLD FUNDS. Lender may elect to withhold any Advance, notwithstanding any documentation submitted to Lender in connection with a request for an Advance, if Lender determines at any time that the actual cost budget for the Improvements is in excess of the breakdown of costs approved by Lender. Furthermore, if any instrument or document submitted by Borrower in connection with any Advance request shall not, in the reasonable exercise of Lender's discretion, comply in all respects with the conditions and requirements of this Agreement, then Lender may amend, reduce or withhold funding of an Advance request as Lender, in its reasonable and timely discretion, shall deem proper under the circumstances. In addition, if Lender, in its sole and absolute discretion, ever determines chat the cost to complete any Improvements in accordance with the Final Plans will exceed the amount approved for disbursement hereunder, the Lender may require the Borrower to deposit with the Lender an amount equal to the difference between the actual cost to complete, as determined by the Lender, and the amount approved for disbursement hereunder, in which event such deposited funds shall be disbursed by the Lender for payment of Costs prior to any additional disbursements of Loan proceeds hereunder.

         7. PAYMENT OF ADVANCES. If all conditions precedent to Lender's obligations hereunder and to the Advance have been performed to the satisfaction of Lender, Lender shall make the Advance to Borrower by wire transfer in accordance with wire transfer instructions to be provided by Borrower or by check payable to Borrower or jointly to Borrower and any contractor or subcontractor, or as Lender may elect acting in good faith. Each Advance shall be in the amount justified by the applications, affidavits, certificates and other evidence submitted to Lender, subject to the other terms and conditions in this Agreement; but Lender may retain until completion such amount of the Costs which Borrower may retain under its construction contract or any subcontracts. The proceeds of each Advance hereunder shall be applied solely and exclusively to payment of Costs, or to reimbursement of Borrower for payment of Costs. Each Advance shall be deemed to be an advance under the Note. Notwithstanding the foregoing, Lender may apply any amounts due to Borrower hereunder towards satisfaction of any of the terms or conditions of this Agreement, and amounts so applied shall be part of the Loan and shall be secured by the Mortgage and other Loan Documents.

         8.       FINAL ADVANCE.

                  8.1 When any Improvements have been completed, Borrower shall supply Lender with the following documents in addition to satisfying all of the conditions and supplying all of the documents required under Section 5 and elsewhere in this Agreement prior to payment of the final Advance for such Improvements and any retainage held by Lender:

                          8.1.1   certificates from the Inspector that the
Improvements have been completed in accordance with the Final Plans, in a good and workman-like manner, and in accordance with all laws, ordinances, rules and regulations of all governmental authorities having, or purporting to have, jurisdiction over the Financed Property;

                          8.1.2   a certified "as built" survey of the Financed
Property, acceptable to Lender and Title Company showing the Improvements as completed to be within the lot lines and building setback lines, and also showing easements, roads, curb cuts, etc. and otherwise complying with the survey requirements set forth in Section 4.2 above;

                          8.1.3   contractors' and Borrower's final affidavit
as to payment of all possible lienors. and if requested by Lender, a final release of construction liens, executed by any contractor in privity with Borrower and from each subcontractor giving a statutory Notice to Owner, in form and substance satisfactory to Lender and the Title Company;

                          8.1.4   a certificate from Borrower stating the
total Costs; and

                          8.1.5   a photocopy of an executed final certificate
of occupancy for the Improvements issued by the appropriate official of the jurisdiction in which the Financed Property is located, and any other governmental certificates necessary to evidence that the completed Improvements comply with all zoning and land use ordinances and building regulations.

                          8.1.6   all other instruments and documents
reasonably required by Lender within the spirit of this Agreement.

                  8.2 The Borrower's request for a final Advance shall constitute a representation and warranty by the Borrower that the Improvements have been completed in accordance with the Final Plans.

         9.       EXPENSES.       Borrower shall pay all reasonable fees,
charges, expenses, and costs incurred in the procuring and making of the Loan, and all other reasonable expenses incurred by Lender during the term of the Loan, including, without limitation, Title Company's fees and premiums, charges for examination of title to the Financed Property and any endorsements, expenses of surveys, Florida documentary stamp taxes and intangible personal property taxes, recording expenses, fees of the Inspector, and the fees of the attorneys for Lender. The Borrower shall also pay any and all other charges, liens and encumbrances upon the Financed Property, any other expenses necessary to complete the construction of the Improvements in accordance with the terms and conditions of this Agreement, and the costs of such inspections, evaluations and tests of the Financed Property as Lender may require from time to time, including, but not limited to, appraisals, structural and environmental engineering audits and other professional, engineering and architectural reports. Such amounts, unless sooner paid, shall be paid from time to time as and when Lender shall request either to the person to whom such payments are due or to Lender if Lender has paid the same, or Lender may, at its option, deduct from any Advance any amounts necessary for the payment of these items, and apply such amounts in making such payments, and all sums so applied shall be deemed Advances under this Agreement. Further, Borrower agrees to pay all such fees, charges, expenses and costs incurred in connection with any modification, transfer or assignment of the Loan.

         10. WARRANTIES AND REPRESENTATIONS OF BORROWER. Borrower represents and warrants (which representations and warranties shall be deemed continuing) as follows:

                  10.1 Organization Status. Borrower and the Guarantor (i) are each duly incorporated, organized and active corporations under the laws of their respective states of incorporation and (ii) the Borrower is authorized to transact business in Florida.

                  10.2 Construction and Compliance with Laws. With respect to the Financed Property, no violation of any applicable zoning, building or any other local, state or federal laws, ordinances and regulations exists with respect to the anticipated use and construction of the Improvements. The Borrower (i) has obtained all licenses, permits and approvals required by all local, state and federal agencies regulating such construction and use and (ii) is in compliance with all laws, regulations, ordinances and orders of all governmental authorities.

                  10.3 Financial Statements. The financial statements of Borrower heretofore delivered to Lender are true and correct in all respects, have been prepared in accordance With consistently applied generally accepted accounting principles, and fairly present the respective financial conditions of the Borrower as of the respective dates thereof, and no material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof.

                  10.4 Authority to Enter into Loan Documents. Borrower has full power and authority to enter into this Agreement and the other Loan Documents and consummate the transactions contemplated thereby, and the facts and matters expressed or implied in the opinions of its legal counsel are true and correct.

                  10.5 Validity of Loan Documents. The Loan Documents have been approved by those persons having proper authority, and are in all respects legal, valid and binding according to their terms.

                  10.6 Priority of Lien on Personalty. No chattel mortgage, bill of sale, security agreement, financing statement or other title retention agreement (except those executed in favor of Lender) has been or will be executed with respect to any personal property, chattel or fixture granted to Lender under the Loan Documents as security for the payment and performance of the Loan obligations.

                  10.7 Conflicting Transactions of Borrower. The consummation of the transaction hereby contemplated and the performance of the obligations of Borrower and the Guarantor under and by virtue of the other Loan Documents will not result in any breach of, or constitute a default under, any lease, bank loan or credit agreement, or other agreement or instrument to which either the Borrower or the Guarantor is a party, bound or affected.

                  10.8 Pending Litigation. There are no actions, suits or proceedings pending against Borrower or against the Financed Property, and, to the knowledge of Borrower, there are no circumstances which could lead to any action, suits or proceedings against or affecting Borrower or the Financed Property, or involving the validity or enforceability of any of the Loan Documents, before or by any governmental authority; and to Borrower's knowledge, it is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority. The aforesaid does not pertain to pending or threatened actions, suits or proceedings which are in the ordinary course of business, the outcome of which will not materially and adversely affect the financial condition of the Borrower or impair its operations.

                  10.9 Availability of Utilities. All Utility services necessary for the construction of the Improvements and the operation thereof for their intended purpose are available at the boundaries of the

Financed Property, including water supply, storm and sanitary sewer facilities, and electric and telephone facilities. All necessary permits and permissions required from governmental authorities have been obtained for unrestricted access to and use of such services in connection with the construction and use of the Improvements and adequate capacities exist to fully service the Financed Property.

                  10.10 Condition of Premises. No proceeding to condemn any part of the Financed Property has been threatened or commenced by any authority having the power of eminent domain, the Financed Property is not now damaged or injured as a result of any fire, explosion, accident, flood or other casualty, and there are no soil conditions which would interfere with the construction of the improvements.

                  10.11 Availability of Roads. All roads necessary for the full utilization of the Improvements for their intended purposes have either been completed or the necessary rights of way therefor have either been acquired by the appropriate local authorities or have been dedicated to public use and accepted by such local authorities and all necessary steps have been taken by Borrower and such local authorities to assure the complete construction and installation thereof.

                  10. 12   Environmental.  The Borrower warrants as follows
with respect to the Financed Property:

                           10.12.1 To the best knowledge of Borrower, neither
the Financed Property nor the Borrower is in violation of any Environmental
Laws.

                           10.12.2 Neither the Borrower nor the Financed
Property is the subject of any existing, pending, or to the best of Borrower's knowledge, threatened investigation, proceeding, claim or lawsuit with respect to any Environmental Laws or any Hazardous Substance.

                           10.12.3 Neither the Borrower nor, to the best
knowledge of Borrower, any predecessor in title to the Financed Property have received any notice of any violation or alleged violation of any Environmental Laws or of any investigation, proceeding, claim or lawsuit, the basis of which is a violation or alleged violation of any Environmental Laws or which involves the existence or alleged existence of any Hazardous Substance at or on the Financed Property.

                           10.12.4 Borrower has inspected or caused the
Financed Property to be inspected and found it, to the best of its knowledge, to be free from every Hazardous Substance.

                           10.12.5 Borrower has made inquiry into the previous
uses and ownership of the Financed Property and has determined that, to the best knowledge of Borrower, except as referenced in the environmental report submitted to Lender, no Hazardous Substance has been manufactured, produced, distributed, used, treated, transported, scored, released, disposed of or otherwise handled at, on or near the Financed Property. To the best knowledge of the Borrower, all of the recommendations and remedial action called for by the referenced environmental report have been completed and complied with.

                           10.12.6 Borrower has not caused nor allowed the
manufacture, processing, distribution, use, treatment, transport, storage, release, disposal or other handling of any Hazardous Substance at or on the Financed Property.

                          10.12.7 If required, Borrower has secured, or prior
to conducting any operations at the Financed Property shall secure, all permits, licenses and approvals necessary to conduct its operations at the Financed Property in compliance with all Environmental Laws. No such permit, license, or approval has lapsed or been terminated and the Borrower is in compliance with the terms and conditions of each such permit, license and approval which has been heretofore issued.

                          10.12.8 Borrower's intended use of the Financed
Property will not violate any Environmental Laws, or result in the manufacture, processing, distribution, use, treatment, transport, release, disposal or other handling of any Hazardous Substance at, on or near the Property (except for Customary Complying Substances).

                          10.12.9 The Borrower has no knowledge of any material
undisclosed liability of the Borrower with respect to any Environmental Laws or Hazardous Materials, whether pertaining to the Financed Property or otherwise.

                  10.13 No Default. There is no monetary or material non-monetary default on the part of Borrower under this Agreement, or any of the other Loan Documents and no event has occurred and is continuing which with notice, or the passage of time, or either, would constitute a default under any provision thereof.

         11. ADDITIONAL COVENANTS OF BORROWER. Borrower covenants and agrees with Lender as follows:

                  11.1 Construction Liens. Borrower (i) will allow no work or construction to be commenced on the Financed Property, or goods specially fabricated for incorporation therein, which has not been fully paid for prior to the recording of the Mortgage and Notice of Commencement or which could constitute a lien on the Financed Property, (ii) will cause a Notice of Commencement to be recorded and a certified copy of the Notice of Commencement to be posted as required by Chapter 713, Florida Statutes, showing the Lender as an additional person to receive notices to owner and Lender as the lender financing the Improvements, (iii) shall notify Lender of any and all Notices to Borrower as Owner as that term is defined in Chapter 713, Florida Statutes, within five (5) days of receipt thereof, and (iv) will comply with all provisions of the Florida Construction Lien Law, including but not limited to, payment and notice provisions contained therein. Borrower shall save and hold Lender harmless from the claims of any construction lien or equitable lien and pay promptly upon demand any loss or losses which Lender may incur as a result of the filing of any such lien, including the reasonable cost of defending same and the Lender's reasonable attorneys fees in connection therewith.

                  In addition, Borrower agrees, at its sole cost and expense, to have any construction lien or equitable lien which may be filed against the Financed Property or undisbursed funds of the Loan released or bonded within ten
(10) days of the date of filing same, or else Borrower shall file a notice of contest in respect of the lien as provided in Section 713.22 of the Florida Statutes within said ten (10) day period, time being of the essence. If Borrower files a notice of contest as aforesaid and a suit is instituted by the lienor, then the Borrower shall cause the lien to be released or bonded within ten (10) days after the suit is filed. Lender shall be under no obligation to make other disbursements while any such lien remains outstanding against the Financed Property. If Borrower fails, after demand, to cause said lien or items to be released or bonded as aforesaid, Lender may take such steps as it deems necessary and any funds expended shall be charged to the Loan account and shall bear interest as provided by the Loan Documents.

         Borrower hereby authorizes Lender to demand, on Borrower's behalf, the statement of account referred to in Section 713.16(2) of the Florida Statutes, of any potential lienor filing a Notice to Owner. It is specifically understood and agreed, however, that Lender's right to request such statements of account will in no way impose any obligation on Lender to use such authority. Furthermore, the exercise of such authority on any one or more occasions shall not create or imply any obligation to exercise such authority on any subsequent occasion.

                  11.2    No Transfer, Subordinate Mortgage Financing or other
Encumbrance of Financed Property.   No portion of the Financed Property shall
be sold, leased, conveyed, mortgaged or encumbered in any way without the prior written consent of Lender provided, however, prior to the occurrence of an Event of Default, Borrower may enter into Sale Contracts in the ordinary course of Borrower business. All easements, covenants and restrictions, or other agreements affecting the Financed Property shall be submitted to Lender for its written approval prior to the execution thereof by Borrower, accompanied by an appropriate survey showing the portion of the Financed Property affected, and any other information requested.

                  11.3 Compliance with Restrictions and Laws. Borrower will comply promptly with all restrictions of record, all federal, state and local laws, ordinances and regulations, and all requirements of governmental authority pertaining to the Financed Property, including, but not limited to
(i) the Interstate Land Sales Full Disclosure Act, if applicable, (ii) all applicable federal and state securities laws, and (iii) all laws of the State of Florida and all zoning, building and other local codes applicable to developments of the type to be constructed. Borrower will also obtain and keep in good standing all licenses, Permits and approvals required for construction and use of the Improvements.

                  11.4 Brokerage Commissions. Borrower will not knowingly engage in any activity or enter into any relationship which will give rise to any loan or brokerage commission with regard to the Loan, and Borrower will indemnify Lender from the claims of brokers arising by reason of the execution hereof or the consummation of the transactions contemplated hereby.

                  11.5 Title to Personalty. Borrower will deliver to Lender, on demand, any contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any materials, Fixtures or articles incorporated in the Improvements or subject to the lien of the Mortgage.

                  11.6 Correction of Defects and Satisfaction of Conditions. Borrower will, upon demand of Lender or Inspector, correct any structural defect in the Improvements or any departure from the Final Plans not approved by Lender, or perform any condition to Lender's obligations hereunder not satisfied or no longer satisfied. The Advance of any Loan Proceeds shall not constitute a waiver of Lender's right to require compliance with this covenant with respect to any such defects or departures from the Final Plans nor theretofore discovered by, or called to the attention of Lender and the Inspector, or with respect to Borrower's failure to satisfy or continue to satisfy any condition under this Agreement, whether or not Lender required performance thereof.

                  11.7 Financial Statements and Reporting Obligations. The Borrower shall furnish to Lender:

                          11.7.1  Within one hundred twenty (120) days after
the end of each fiscal year, consolidated and consolidating financial statements for the Borrower, the Guarantor and their respective subsidiaries, all audited and presented with an unqualified opinion by a nationally recognized accounting firm showing that the various statements fairly present the financial condition of the Borrower, the Guarantor and their respective subsidiaries as of the close of such year, prepared in accordance with generally accepted accounting principles.

                          11.7.2  Within forty five (45) days following the end
of each fiscal quarter, the Borrower shalt provide management prepared financial statements for the Borrower, the Guarantor and their respective subsidiaries, on a consolidated and consolidating basis, prepared as of the end of that fiscal quarter. All such financial statements shall be prepared in accordance with consistently applied generally accepted accounting principles, and certified by the Borrower's chief financial officer of the Borrower and the Guarantor as true and correct.

                          11.7.3  If requested by Lender, copies of the
Borrower's and the Guarantor's federal income tax returns.

                          11.7.4  Within forty five (45) days following the end
of each Fiscal quarter, Borrower shall deliver a quarterly inventory report, prepared as of the end of that quarter, reflecting all of the Borrower's then existing construction and development projects, in form and substance, and containing such additional information as may be required by the Lender from time to time.

                          11.7.5  Promptly, from time to time, such other
information regarding the Financed Property or the operations, business, affairs and financial condition of Borrower, its subsidiaries or affiliates as Lender may reasonably request.

                  11.8 Borrower to Maintain Bookkeeping System. Borrower shall, if required by Lender, maintain a bookkeeping system for the construction project in form and content sufficient for Lender and Inspector to conduct reviews, inspections, certifications and reports required by this Agreement. Lender shall have full (but confidential) access at any reasonable time during normal business hours, to the books, records and contracts pertaining to the Financed Property or Borrower to determine the accuracy, correctness and reasonableness of the sums in each Advance.

                  11.9 Insurance. Borrower will maintain in effect, for the benefit of the Lender as its interest may appear, such insurance coverages as may be required under the Loan Documents or by Lender, shall pay all premiums therefor when due, and shall not permit any termination or material change to any such coverage without Lender's prior written consent. Borrower shall also cooperate with Lender in obtaining for Lender the benefits of any insurance or other proceeds lawfully or equitably payable to it in connection with the transaction contemplated hereby and in the collection of any indebtedness or obligation of Borrower to Lender incurred hereunder (including the payment by Borrower of the expense of an independent appraisal on behalf of Lender in case of a fire or other casualty affecting the Premises).

                  11.10 Taxes. Borrower shall pay all personal property and other taxes and assessments of whatever nature now or hereafter levied against or which could result in a lien on all or any pan of the Premises prior to delinquency.

                  11.11 Indebtedness. Borrower will not incur, create, assume or permit to exist with respect to the Financed Property any indebtedness or liability for borrowed money, any indebtedness constituting the deferred purchase price of any property or assets, or any indebtedness owed under any conditional sale or title retention agreement, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations without the written approval of Lender, except:

                          11.11.1 indebtedness owed Lender;

                          11.11.2 indebtedness incurred on open accounts for
materials, equipment and supplies purchased in the ordinary course of business, payment for which shall be made promptly when due;

                          11.11.3 indebtedness to Pacific United Development
Corp., a Nevada corporation pursuant to that certain unsecured promissory note of even date herewith made by the Borrower payable to the order of Pacific United Development Corp. in the principal amount of ___________________________ Dollars ($________), subject to chat certain Subordination Agreement of even date herewith among the Lender, the Borrower and Pacific United Development Corp.

                  11.12 Further Assurances and Preservation of Security. Borrower will do all acts and execute all documents for the better and more effective carrying out of the intent and purposes of this Agreement, as Lender shall reasonably require from time to time, and will do such other acts necessary or desirable to preserve and protect the collateral at any time securing or intended to secure the Loan, as Lender may require.

                  11.13 Utilization of Loan Proceeds. Borrower will utilize the proceeds of the Loan solely to pay Costs for Improvements, borrow Loan proceeds only at regular intervals, and will not procure a loan or loans from any source other than Lender for the work contemplated under this Agreement.

                  11.14 No Assignment. Borrower shall not assign this Agreement or any interest herein or right hereunder or allow any party other than Borrower to act as general contractor for the Improvements, without Lender's prior written consent.

                  11.15 Sales Contracts. If requested by Lender, Borrower shall furnish to Lender copies of all Sales Contracts. Borrower will not amend (to decrease the purchase price or in another manner adverse to Lender's interests) or terminate any Sales Contract or waive or forbear from exercising any right or remedy thereunder without Lender's prior written consent. If any Sold Unit shall cease to be a Sold Unit, Borrower shall promptly notify Lender accordingly.

                  11.16   Environmental.

                          11.16.1 Neither Borrower, or any party acting by,
through or under Borrower, nor any other party will manufacture, produce, distribute, use, treat, transport, release, discharge, dispose of or otherwise handle any Hazardous Substance on, at or about the Financed Property, except for Customary Complying Substances.

                          11.16.2 Borrower shall regularly monitor the Financed
Property and all parties acting by, through or under Borrower to assure that the representations and covenants contained in this Agreement remain true and correct at all times.

                          11.16.3 Borrower shall give prompt written notice to
Lender of:

                                           11.16.3.1  the violation or alleged
                  violation of any Environmental Laws at the Financed Property;
                  or

                                           11.16.3.2  the presence or alleged
                  presence of any Hazardous Substance at, on or near the Financed Property, other than Customary Complying Substances; or

                                           11.16.3.3  any and all notices
                  issued, or investigations, proceedings, claims or lawsuits threatened or instituted, with respect to any Environmental Laws or the alleged presence of any Hazardous Substance at, on or near the Financed Property; or

                                           11.16.3.4  any discovery by Borrower
                  of any occurrence or condition that could cause the Financed Property or any part thereof to violate any Environmental Laws or become subject to any Hazardous Substance.

                                  11.16.4  Lender, and its agents and
                  representatives, shall have the right from time to time, during normal business hours, and in a manner so as not to unreasonably interfere with Borrowers' business, to enter upon and inspect the Financed Property, collect earth and water samples therefrom, and perform such other audits, evaluations and tests thereof as Lender may reasonably deem advisable to ensure that the Financed Property complies with all Environmental Laws, all at the cost and expense of the Borrower; provided, however, Lender shall not unreasonably require any such testing or evaluations. Lender shall also have the right to join and participate in, as a party if it so elects, any legal proceedings or actions affecting the Financed Property or the Borrower which involve any Hazardous Substance or Environmental Laws.

                                  11.16.5  In the event that any Hazardous
                  Substance, other than Customary Complying Substances, are found at or on the Financed Property, Borrower shall take all necessary actions and shall spend all necessary sums to cause the same to be timely eliminated, cleaned up and removed from the Financed Property in accordance with all applicable Environmental Laws, and Lender shall in no event be liable or responsible for any costs or expenses incurred in connection therewith.

                                  11.16.6 Borrower shall at all times observe
                  and satisfy the requirements of, and maintain the Financed Property in compliance with, all Environmental Laws.

                          11.17 Indemnification. Without limiting any rights or remedies available to Lender under this Agreement, the Mortgage or other Loan Documents, or otherwise at law or in equity, if Borrower at any time shall default in or fail to perform or observe any of its obligations under this Agreement, Lender shall have the right, but not the duty, to perform such obligations, and Borrower agrees to pay to Lender, on demand, all costs and expenses incurred by Lender in connection therewith, and all costs and expenses which Lender may incur in exercising any of its rights under or enforcing this Agreement, including, without limitation, reasonable attorneys fees, together with interest thereon from the date of expenditure at the highest rate of interest allowed by law. Borrower also agrees to indemnify Lender and hold Lender harmless from any and all liability, which may be imposed upon Lender and any and all loss which Lender may incur (including, but not limited to, attorneys' fees), by reason of:

                                  11.17.1 the existence of any Hazardous
                  Substance now or hereafter on, in, under, at, or around the Financed Property;

                          11.17.2 the operation, effect or violation of any
Environmental Laws; and/or

                          11.17.3 the breach by Borrower of any warranty,
representation or covenant contained in this Agreement.

                  11.18 Survival of Indemnity. Notwithstanding anything contained in this Agreement or in any of the Loan Documents or otherwise to the contrary, the obligations of Borrower under this Agreement shall be secured by the Mortgage and other Loan Documents and the indemnity obligations of Borrower under this Agreement concerning Hazardous Substances and Environmental Laws shall survive the foreclosure of the Mortgage or other Loan Documents, the taking by Lender of any deed or deeds in lieu of foreclosure, the repayment of the indebtedness secured by the Mortgage, and the satisfaction or other termination of the Mortgage and other Loan Documents.

                  11.19 Financial Covenants. So long as any Loan indebtedness remains outstanding, Guarantor shall at all times:

                          11.19.1 maintain a minimum tangible net worth of not
less than Ten Million Five Hundred Thousand Dollars ($10,500,000.00); and

                          11.19.2 maintain a maximum debt to tangible net worth
ratio of no more than 5:1,

all as determined in accordance with generally accepted accounting principles.

                  11.20 Actual Construction Budget. Borrower shall furnish to Lender, within three (3) days after written request by Lender, a copy of the actual construction budget for construction of any Unit as may be requested by Lender from time to time.

                  11.21 Advertising. Lender shall have the right to install and maintain at each Approved Subdivision one sign identifying Lender as the institution financing the Financed Property.

                  11.22 Third-Party Defaults. Borrower shall immediately give Lender written notice of any default by Borrower under any obligation to any person other than Lender, if such default involves nonpayment or liability of $100,000.00 or more.

                  11.23 Change of Ownership. So long as any portion of the Loan remains outstanding or this Loan Agreement remains in effect, there shall be no change in the ownership of any capital stock of the Borrower and the Borrower shall remain the wholly owned subsidiary of the Guarantor.

         12. DEFAULT. Upon the occurrence of any one or more of the following events (individually, an "Event of Default"), all obligations on the part of Lender to make any further Advance hereunder shall, if Lender elects, terminate, and Lender may at its option then or thereafter exercise any of its remedies set forth herein, but Lender may make any Advances or parts of Advances after the happening of any Event of Default without thereby waiving the right to then or thereafter exercise such remedies and without becoming liable to make any further Advance:

                  12.1 Failure to Satisfy Conditions to an Advance. If Borrower fails to satisfy any condition to an Advance under this Agreement; or

                  12.2 Bankruptcy. If there is filed by or against Borrower a Petition in bankruptcy or a petition for the appointment of a receiver or trustee of the property of Borrower, and any such petition not filed by Borrower is not dismissed within sixty (60) days of the date of filing (provided Lender shall not be obligated to fund any additional Advances pending such dismissal), or if Borrower files a petition for reorganization under any of the provisions of the Bankruptcy Code or of any similar law, state, federal, or foreign, or if Borrower makes a general assignment for the benefit of creditors or makes any insolvency assignment or is adjudicated insolvent by any court of competent jurisdiction; or

                  12.3 Improper Construction. If for any cause whatsoever the construction of the Improvements or the business of Borrower or any of its subsidiaries or affiliates as a going concern is at any time discontinued or not carried on with diligence and dispatch, in the reasonable judgment of Lender, or if the Improvements, in the reasonable judgment of Lender, are not being constricted or have not been completed in a good and workmanlike manner in accordance with the Final Plans, this Agreement and all laws, rules, regulations and requirements of all governmental authorities having or claiming jurisdiction, now existing or hereafter enacted, adopted or promulgated, or if the certificate of occupancy for any Improvements or other certificates of compliance with zoning ordinances and building regulations have not been issued by the completion date required hereunder; or

                  12.4 Breach of Covenants, Warranties and Representations. If (i) any warranty or representation made by Borrower in this Agreement or in connection with the Loan shall at any time be false or misleading in any material respect, or (ii) if Borrower shall fail to keep, observe or perform any of the terms, covenants, representations or warranties contained in this Agreement, or (iii) any default shall occur under the Note, the Mortgage, or any of the other Loan Documents, or (iv) Borrower shall default in any of its ocher obligations to Lender, including, but not limited to, that certain Lot Acquisition Loan Agreement of even date herewith between the Borrower and the Lender or under any other promissory note, loan agreement, mortgage or other evidence of indebtedness existing between the Borrower and the Lender, or (v) if Borrower shall default in any obligation to any person other than Lender, if such default involves non payment or liability of $100,000.00 or more; or

                  12.5    Material Adverse Change of Borrower.      If any
material adverse change shall occur in the financial condition of Borrower at any time during the term of the Loan from the financial condition revealed in statements already presented to and accepted by Lender.

         13. REMEDIES OF LENDER. Upon the happening of any Event of Default, after written notice and ten (10) days opportunity to cure in the event of a monetary default or thirty (30) days opportunity to cure in the event of a non-monetary default (unless either a longer or shorter cure period is specifically provided the Note, Mortgage or other Loan Document for a particular default or breach thereof, in which event such longer or shorter cure period shall govern), then Lender may, at its option, exercise any one or more of the following remedies (provided Lender shall not be required to give written notice of any default of the same type or nature more than twice in any twelve (12) month period prior to exercising such remedies):

                  13.1    terminate this Agreement;

                13.2 commence an appropriate legal or equitable action to enforce performance of this Agreement;

                13.3 require that the Loan, including all amount due under the Note and all amounts due under this Agreement or any of the other Loan Documents, be paid immediately in full, apply all or any portion of the equity funds toward payment of the Loan, and commence appropriate legal and equitable action to foreclose the Mortgage and collect and otherwise all such amounts due Lender;

                13.4 take such action as may be reasonable to preserve and protect the Financed Property and any construction materials stored thereon; and

                13.5 exercise any other rights or remedies Lender may have under the Mortgage or other Loan Documents or which may be available in equity or under applicable law.

        14. RELEASES. Lender agrees to release any Lot (and any Unit thereon) from the lien of the Mortgage and other Loan Documents by appropriate instrument of partial release at Borrower's sole cost and expense in substantially the form attached hereto as Exhibit "G", provided that prior to and as a condition to each such release:

                14.1 Borrower pays to Lender in immediately available funds, a release payment equal to the entire principal amount of the Construction Advance for such Unit plus (a) the entire principal amount of any Lot Advance with respect to such Lot (if such Lot is financed hereunder) or (b) the lot release price with respect to such Lot as may be required under that certain Lot Acquisition Loan Agreement of even date herewith between the Borrower and the Lender (if such Lot is financed under such loan agreement), as determined by the Lender; and

                14.2 there shall not have occurred any Event of Default hereunder or under any of the other Loan Documents nor any event of omission or commission which with the passage of time or notice or both would constitute an Event of Default hereunder or under any of the other Loan Documents.

                14.3 In addition, the Lender agrees to release from the lien of the Mortgage and other Loan Documents, without payment of a release price, those portions of the Financed Property, not encompassing part of the Lots, which constitute common areas within the Subdivision upon recordation of a Plat of the Subdivision or conveyance of such common areas to a homeowner's association or dedication to a public authority.

        15. GENERAL TERMS. The following shall be applicable through the period of this Agreement or thereafter as provided herein:

                15.1    Rights of Third Parties.  All conditions of the
Lender hereunder are imposed solely and exclusively for the benefit of Lender and its successors and assigns, and no other person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will make advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of this Agreement or the Loan Documents, any provisions of which may be freely waived in whole or in part by the Lender at any time if, in its sole discretion, it deems it desirable to do so. In particular, Lender makes no representations and assumes no duties or obligations as to Borrower or any third parties concerning the quality of the construction by Borrower of the Improvements or the absence therefrom of defects.

                  15.2 Borrower is not Lender's Agent. Nothing in this Agreement, the Commitment, the Note, the Mortgage or any other Loan Documents shall be construed to make Borrower the Lender's agent for any purpose whatsoever, or Borrower and Lender partners, or joint or co-venturers. The relationship of the Borrower and Lender shall, at all times, be that of debtor and creditor.

                  15.3 Lender Not Liable for Damage or Loss. All inspections and other services rendered by or on behalf of Lender shall be rendered solely for the protection and benefit of the Lender. Neither Borrower nor any third Persons shall be entitled to claim any loss or damage against the Lender or against its agents or employees for failure to properly discharge their duties.

                  15.4 Lender Not Obligated to Insure Proper Disbursement of Funds to Third Parties. Nothing contained in this Agreement, or any of the other Loan Documents, shall impose upon Lender any obligation to oversee the proper use or application of any disbursements of funds made in connection with the Loan.

                  15.5 Indemnification from Third Party Claims. Borrower shall indemnify Lender from any liability, claims or losses resulting from the disbursement of any Loan proceeds the construction of the Improvements, or the condition of the Financed Property, whether related to the quality of construction or otherwise, and whether arising during or after the term of the Loan. This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claims, or losses exists.

                  15.6 Rights of Subcontractors, Laborers and Materialmen. In no event shall this Agreement be construed to make Lender, Title Company or any agent of Lender liable to any contractor or any subcontractors, labormen, materialmen, craftsmen, or others for labor, materials, or services delivered to the Financed Property or goods specially fabricated for incorporation therein, or for debts or claims accruing or arising to such persons or parties against Borrower or any contractor. It is distinctly understood and agreed that there is no relation of any type whatsoever, contractual or otherwise, either express or implied, between Lender and any contractor, materialman, subcontractor, craftsman, laborer or any other person or entity supplying any labor, materials or services to the Financed Property or specially fabricating goods to be incorporated therein, No such persons or entities are intended to be third party beneficiaries of this Agreement or any document or instrument related to the Loan or to have any claim or claims in or to any undisbursed or retained Loan Proceeds.

                  15.7 Evidence of Satisfaction of Conditions. Lender shall, at all times, be free independently to establish to its good faith and satisfaction, and in its reasonable discretion, the existence or nonexistence of a fact or facts which are disclosed in documents or other evidence required by the terms of this Agreement.

                  15.8 Headings. The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, and shall not limit or otherwise affect any of the terms hereof.

                  15.9    Invalid Provisions to Affect No Others.   If
performance of any provision hereof or any transaction related hereto is limited by law, then the obligation to be performed shall be reduced accordingly to its maximum lawful scope; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in part, then the invalid part of said clause or provision only shall be held for naught, as though not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.

                  15.10 Application of Interest to Reduce Principal Sums. Nothing herein contained, nor any transaction related hereto, shall be construed or so operate to require Borrower, or any other person liable for repayment of the Note or any other amount pursuant to the Loan Documents, to pay interest at a greater rate than is now lawful in such case to contract for, or to make any payment, or to do any act contrary to law. Should any interest or other charges in connection with the Loan payable or paid by Borrower, or any other person, whether under the Note or any of the other Loan Documents, result in the computation or earning of interest in excess of the maximum rate of interest which is legally permitted under applicable laws, then any and all of such excess shall be and the same is hereby waived by Lender hereof, and any and all such excess paid shall be automatically credited against and in reduction of the principal balance due under the Note or, at the option of Lender, paid directly by Lender to the Borrower or any other person liable for the payment of the Note.

                  15.11 Governing Law. The laws of the State of Florida shall govern the interpretation and enforcement of this Agreement.

                  15.12 Number and Gender. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the others and shall apply jointly and severally.

                  15.13 Extraneous Agreements. No prior or present agreements or representations, whether written or oral, shall be binding upon Lender unless expressed in this Agreement, it being intended that each and every such agreement and representation shall be either merged herein or extinguished.

                  15.14 Waiver. If Lender shall waive any provisions of any of the Loan Documents, or shall fail to enforce any of the conditions or provisions of this Agreement, such waiver shall not be deemed to be a continuing waiver and shall never be construed as such; and Lender shall thereafter have the right to insist upon the enforcement of such conditions or provisions. Furthermore, no provision of this Agreement shall be amended, waived, modified, discharged or terminated, except by instrument in writing signed by the parties hereto.

                  15.15 Notices. All notices, to be effective, must be in writing and sent by certified U. S. mail, federal express or other reputable courier, addressed (as applicable), in the case of Borrower, to Borrower at its address first set forth above, Attn: Luis R. Rabell, Vice-President, with copy to NHC Holdings, Corp., a Nevada corporation, 3200 Southwest Freeway, Suite 1220, Houston, Texas, 77027, Attn: Caduyn L. Porter and Blackwell & Walker, P.A., One Southeast Third Avenue, 2500 Sun Bank International Center, Miami, Florida, 33131-1774, Attn: Chuck Robins and, in the case of Lender, to Lender at its address first set forth above, Attn: Loan Administration and to Paul Garland, Vice President, Commonwealth United Mortgage, 222 South Westmonte Drive, Suite 307, Altamonte Springs, Florida 32714, with postage and courier charges prepaid. Any notice may also be delivered by facsimile transmission, if to Borrower, then to 305/854-4507 (Attn: Luis R. Rabell) and 305/372-1468 (Attn: Chuck Robins) and if to Lender, then to (713) 965-6928 (Attn: Loan Administration) Md (407) 786-0259 (Attn: Paul Garland). Lender or Borrower may change their respective addresses or facsimile numbers, for notice purposes, or their designated recipients of notices, by delivering notice of the change to the other in accordance with this paragraph. Any notice shall be deemed "delivered" when sent as aforesaid and received, unless receipt is refused, in which case the notice shall be deemed "delivered" when refused.

                  15.16 Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and their heirs, legal representatives, successors and assigns; but nothing herein shall authorize the assignment hereof or any rights or interest hereunder by Borrower.

                  15.17 Time is of the Essence. Time is of the essence of this Agreement, including the performance of each of the terms, conditions and provisions hereof.

                  15.18 Attorney's Fees. If either party hereto shall ever seek to enforce its rights or engage an attorney to defend it or to assist it in enforcing any of the terms, condition or provisions under this Agreement or any of the other Loan Documents, the prevailing party to such action shall be entitled to collect all reasonable sums incurred in connection therewith, whether or not suit shall be brought, and, if so, then at all pre-trial, appellate, post-judgment, bankruptcy and other proceedings.

         16.      ARBITRATION.

                  16.1 To the maximum extent not prohibited by law, any controversy, dispute or claim arising our of, in connection with, or relating to this Agreement or the Loan Documents or any transaction provided for herein. including, but not limited to, any claim based on or arising from an alleged tort or an alleged breach of any agreement contained in any of the Loan Documents, shall, at the request of any party to this Agreement or the Loan Documents (either before or after the commencement of judicial proceedings), be settled by arbitration pursuant to Title 9 of the United States Code, which the parties hereto acknowledge and agree applies to the transaction involved herein, and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") In any such arbitration proceedings: (i) all statutes of limitations which would otherwise be applicable shall apply; and (ii) the proceeding shall be conducted in Orlando, Florida, by a single arbitrator, if the amount in controversy is $1,000,000.00 or less, or by a panel of three (3) arbitrators if the amount in controversy is over $1,000,000.00. All arbitrators shall be selected by the process of appointment from a panel pursuant to Section 13 of the AAA Commercial Arbitration Rules and each arbitrator will have AAA-acknowledged expertise in the appropriate subject matter. Any award rendered in any such arbitration proceeding shall be final and binding, and judgment upon any such award may be entered in any court having jurisdiction. Notwithstanding the foregoing, to the extent the matter in controversy is covered by insurance, no award shall be binding unless binding arbitration is consented to by all applicable insurers. Borrower will exercise its best efforts to obtain such consents.

                  16.2 If any party to this Agreement or the Loan Documents files a proceeding in any court to resolve any such controversy, dispute or claim, such action shall not constitute a waiver of the right of such party or a bar to the right of any other party to seek arbitration under the provisions of this Section of that or any other claim, dispute or controversy, and the court shall, upon motion of any party to the proceeding, direct that such controversy, dispute or claim be arbitrated in accordance with this Section.

                  16.3 Notwithstanding any of the foregoing, the parties hereto agree that no arbitrator or panel of arbitrators shall possess or have the power to (i) assess punitive damages, (ii) dissolve, rescind or reform (except that the arbitrator may construe ambiguous terms) of this Agreement or the Loan Documents, (iii) enter judgment on the debt, (iv) exercise equitable powers or issue or enter any equitable remedies, or (v) allow discovery of attorney/client privileged information, and the parties hereby waive the aforementioned remedies. The Commercial Arbitration Rules of the AAA are hereby modified to this extent for the purpose of arbitration of any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement or the Loan Documents.

                  16.4 No provision of, or the exercise of any rights under, this Section shall limit or impair the right of any party to the Loan Documents before, during or after any arbitration proceeding to: (i) exercise self-help remedies such as setoff for repossession: (ii) foreclose (judicially or otherwise) any lien on or security interest in any real or personal property collateral: or (iii) obtain emergency relief from a court of competent jurisdiction to prevent the dissipation, damage, destruction, transfer, hypothecation, pledging or concealment of assets or of collateral securing any indebtedness, obligation or guaranty referenced in the Loan Documents. Such emergency relief may be in [he nature of, but is nor limited to: pre-judgment attachments, garnishments, sequestrations, appointments of receivers, or other emergency injunctive relief to preserve the status quo.

                  16.5 In the event arbitration is prohibited by law with respect hereto, any actions or proceedings with respect to the Note, this Agreement or the ocher Loan Documents may be instituted in the courts of the Stare of Florida, or elsewhere to the extent that jurisdiction shall exist apart from the provisions of this Section, as the Lender may elect, and by execution and delivery of this Agreement, the Borrower irrevocably and unconditionally submits to the jurisdiction (both subject matter and personal) of each such court, and irrevocably and unconditionally waives (i) any objection the Borrower may now or hereafter have to the laying of venue in any of such courts, and (ii) any claim that any action or proceeding brought in any of such courts has been brought in an inconvenient forum.

         17. WAIVER OF JURY TRIAL. EACH OF THE UNDERSIGNED HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, WITH RESPECT TO ANY AND ALL CAUSE OR CAUSES OF ACTION, DEFENSES, COUNTERCLAIMS, CROSS CLAIMS, THIRD PARTY CLAIMS, AND INTERVENOR'S CLAIMS, REGARDLESS OF THE CAUSE OR CAUSES OF ACTION, DEFENSES OR COUNTERCLAIMS ALLEGED OR THE RELIEF SOUGHT BY ANY PARTY, AND REGARDLESS OF WHETHER SUCH CAUSES OF ACTION, DEFENSES OR COUNTERCLAIMS ARE BASED ON, OR ARISE OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY OF THE OBLIGATIONS COVERED THEREBY.

         THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SHALL SUPERSEDE AND REPLACE ALL PRIOR AGREEMENTS OR UNDERSTANDINGS, WRITTEN OR ORAL, RELATING TO THE MATTERS SET FORTH HEREIN. THIS AGREEMENT MAY ONLY BE AMENDED IN WRITING AND NO ORAL REPRESENTATIONS OR AGREEMENTS SHALL BE BINDING UPON THE LENDER UNLESS REDUCED TO A WRITING SIGNED BY THE LENDER.

         IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed on the date first above written.




Signed, sealed and delivered
in the presence of:                       LENDER:

                                          BANK UNITED OF TEXAS FSB
/s/ LAURA L. HUNTER
------------------------------            By: /s/ PAUL GARLAND
Witness                                      -----------------------------
    Laura L. Hunter                           PAUL GARLAND, Vice-President
------------------------------
(Print Name)
/s/ GREGORY GLASS
------------------------------
Witness
    Gregory Glass
------------------------------
(Print Name)

                                          BORROWER:

                                          THE ADLER COMPANIES, INC., a Florida
                                          corporation

/s/ CHARLES D. ROBBINS                    By: /s/ LUIS RABELL
------------------------------               ----------------------------------
Witness                                   Name:   Luis Rabell

Charles D. Robbins                        Title:  Vice President
------------------------------                   ------------------------------
(Print Name)

/s/ MONICA A. REY-MORAN
------------------------------
Witness

MONICA A. REY-MORAN
------------------------------
(Print Name)

STATE OF FLORIDA          )
                          )
COUNTY OF ________        )

         The foregoing instrument was acknowledged before me this ____ day of March, 1996, by PAUL GARLAND as Vice-President of BANK UNITED OF TEXAS FSB, a federal savings bank, on behalf of the Bank, who is personally known to me.

                                           /s/ LAURA L. HUNTER
                                           -------------------------------------
                                           NOTARY PUBLIC
My Commission Expires:                         Laura L. Hunter
                                           -------------------------------------
       (Seal)                              (Print Name)




STATE OF FLORIDA          )
                          )
COUNTY OF ________        )

         The foregoing instrument was acknowledged before me this 9th day of March, 1996, by LUIS RABELL as Vice President of THE ADLER COMPANIES, INC., on behalf of the corporation, who is personally known to me or has produced _________________________________ as identification.

                                           /s/  MONICA A. REY-MORAN
                                           -------------------------------------
                                           NOTARY PUBLIC
My Commission Expires:                          Monica A. Rey-Moran
                                           -------------------------------------
       (Seal)                              (Print Name)

My Commission Expires:

         (Seal)



STATE OF FLORIDA          )
                          )
COUNTY OF ________        )

         The foregoing instrument was acknowledged before me this 9th day of March, 1996, by Luis Rabell as Vice President of THE ADLER COMPANIES, INC., on behalf of the corporation, who is personally known to me or who has produced ______________ as identification.


                                        /s/ MONICA A. REY-MORAN
                                        -----------------------------------
                                        NOTARY PUBLIC


                                        -----------------------------------
                                        (Print Name)

My Commission Expires:


         (Seal)                         MONICA REY-MORAN
                                        My Commission CO359744
                                        Expires Mar. 28, 1998
                                        Bonded by HAI
                                        800-422-1555





                                      31